Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Doug Guarino, Director of Corporate Relations 781 647 3900

Alere Inc. Announces Completion of $450 Million Senior Notes Offering

WALTHAM, Mass., December 11, 2012 – Alere Inc. (NYSE: ALR) (the “Company”) announced today that it has completed its previously announced offering of $450 million aggregate principal amount of senior notes. The notes will bear interest at a rate of 7.250% per year, payable semi-annually on June 15 and December 15 of each year, beginning on June 15, 2013, and will mature on July 1, 2018 unless earlier redeemed. The Company will use the net proceeds from the offering to finance its announced cash tender offer to repurchase any and all of its outstanding $250.0 million aggregate principal amount of 7.875% senior notes due 2016, to repay all outstanding revolving borrowings under its credit agreement and for working capital and other general corporate purposes, including the financing of potential acquisitions or investments, stock repurchases and capital expenditures. The Company may also use a portion of the net proceeds to pay all or a portion of any post-closing payment, earn-out payment or other form of deferred or contingent consideration for previously completed acquisitions.

The private placement was made to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States pursuant to Regulation S under the Securities Act. The notes have not been, and will not be, registered under the Securities Act. Unless so registered, the notes may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the notes, nor shall there be any sale of the notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including statements regarding the use of proceeds. These statements reflect Alere’s current views with respect to future events and are based on management’s current assumptions and information currently available. Actual results may differ materially due to numerous factors including, without limitation, risks associated with market and economic conditions. Alere undertakes no obligation to update any forward-looking statements contained herein.